Exhibit 10.3

GANNETT CO., INC.
2020 OMNIBUS INCENTIVE COMPENSATION PLAN

AMENDMENT NO. 1

WHEREAS, Gannett Co., Inc. (the “Company”) maintains the Gannett Co., Inc. 2020 Omnibus Incentive Compensation Plan (the “Plan”), which was originally adopted by the Board of Directors of the Company (the “Board”) on February 26, 2020, as an amendment and restatement of the New Media Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan; and

WHEREAS, on November 19, 2019, pursuant to the Agreement and Plan of Merger, dated as of August 5, 2019 (the “Merger Agreement”), by and among the Company (formerly known as New Media Investment Group Inc.), Gannett Media Corp. (formerly known as Gannett Co., Inc.) (“Legacy Gannett”), Gannett Holdings LLC (formerly known as Arctic Holdings LLC), a wholly owned subsidiary of the Company (“Intermediate Holdco”), and Arctic Acquisition Corp., a wholly owned subsidiary of Intermediate Holdco (“Merger Sub”), the Company acquired all of the outstanding shares of Legacy Gannett through a transaction in which Merger Sub merged with and into Legacy Gannett (the “Merger”), with Legacy Gannett continuing as the surviving entity and as an indirect, wholly owned subsidiary of the Company; and

WHEREAS, following the merger and as of the date of this Amendment, 8,432,652 shares of Company common stock, par value $0.01 per share (determined after application of the equity award exchange ratio described in the Merger Agreement) (the “Legacy Shares”), remain available for issuance under Legacy Gannett’s 2015 Omnibus Incentive Compensation Plan (the “Legacy Plan”); and

WHEREAS, Rule 303A.08 of the New York Stock Exchange Listed Company Manual provides that the shares available under a pre-existing equity compensation plan acquired in a corporate acquisition or merger may be used by a listed company for post-transaction awards without further stockholder approval so long as (a) the shares are used for awards to individuals who were not employed, immediately before the transaction, by the post-transaction listed company or its subsidiaries immediately before the transaction, and (b) the time during which those shares are available is not extended beyond the period when they would have been available under the pre-existing plan absent the transaction (the “NYSE Limitations”); and

WHEREAS, the Board wishes to amend the Plan to make the Legacy Shares available for issuance the Plan, subject to the NYSE Limitations;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.           Section 3.1 of the Plan is hereby deleted in its entirety and replaced with the following:

“3.1     Number of and Source of Shares.  The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 15,000,000, as increased during the term of the Plan on the first day of each fiscal year beginning in and after calendar year 2021 by a number of shares of Stock equal to 10% of the number of shares of Stock newly issued by the Company during the immediately preceding fiscal year (and, in the case of fiscal year 2020, after the Effective Date).  In addition, effective December 23, 2020, in connection with the merger of Gannett New Media (formerly known as Gannett Co., Inc.) (“Legacy Gannett”) with and into a subsidiary of the Company (the “Merger”) pursuant to the terms of that certain Agreement and Plan of Merger, dated as of August 5, 2019, by and among the Company, Legacy Gannett, Gannett Holdings LLC (formerly known as Arctic Holdings LLC) and Arctic Acquisition Corp., an additional 8,432,652 shares of Stock shall be reserved and available for issuance in connection with Awards under the Plan (the “Legacy Shares”); provided, that, in accordance with the New York Stock Exchange Listed Company Manual and the interpretative guidance thereunder (including Rule 303A.08), no Awards issued in respect of the Legacy Shares may be granted (i) on or after May 8, 2028 (or the expiration of the Plan, if earlier) or (ii) to individuals who were employed, immediately before the completion of the Merger, by the Company or its subsidiaries.  The Stock which may be issued pursuant to an Award under the Plan may be treasury Stock, authorized but unissued Stock, or Stock acquired, subsequently or in anticipation of the transaction, in the open market to satisfy the requirements of the Plan.  Awards may consist of any combination of such Stock, or, at the election of the Company, cash.”

2.           The Plan, as amended by this Amendment, and all other documents, instruments, and agreements executed or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 23rd day of December, 2020.

GANNETT CO., INC.

By:	/s/ Samantha Howland
Name:	Samantha Howland
Title:	Chief People Officer